Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have previously issued our report dated May 1, 2023, with respect to the financial statements of Safe and Green Development Corporation (the “Company”) as of and for the year ended December 31, 2022, which was included in the Company’s Annual Report on Form 10 filed with the Securities and Exchange Commission (“SEC”) on May 1, 2023 (which contains an explanatory paragraphs relating to the Company’s ability to continue as a going concern as described in Note 1 and relating to expense allocations as described in Note 7 to such financial statements). We consent to the incorporation by reference of this report related to the Company’s financial statements as of and for the year ended December 31, 2022, in this Amendment No. 1 to Registration Statement on Form S-1. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Amendment No. 1 to Registration Statement on Form S-1.

/s/ Whitley Penn LLP

Dallas, Texas
September 20, 2024